Exhibit 5.9

CONSENT OF KOGER VALUATIONS INC.

In connection with Amendment No. 2 to the registration statement on Form F-80 filed under the United States Securities Act of 1933, as amended, by Teranga Gold Corporation, dated September 3, 2013, as amended, and any documents incorporated by reference therein (the “Registration Statement”), the undersigned does hereby consent to references to our name and to the use of the fairness opinion, dated August 27, 2013, addressed to the Board of Directors of Oromin Explorations Ltd. (“Oromin”) contained in the Registration Statement and to the disclosure of such information in the Registration Statement.  In providing such consent, except as may be required by applicable securities laws, we do not intend that any person other than the Board of Directors of Oromin rely upon such opinion.

Dated this 3rd day of September, 2013.

By: KOGER VALUATIONS INC.

/s/ Thomas A. Koger
Name: Thomas A. Koger CPA CBV
Title: President